Exhibit 3.29

CERTIFICATE OF FORMATION
OF
NEW ELECTRONIC PRINTING SYSTEMS, LLC

FIRST:             The name of the limited liability company is New Electronic Printing Systems, LLC (the “Company”).

SECOND:        The address of the Company’s registered office in the State of Delaware is 9 East Loockerman Street, Dover, Delaware 19901, in the county of Kent. The name of the Company’s registered agent is National Registered Agents, Inc.

THIRD:            Except as otherwise provided by the Delaware Limited Liability Company Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; and no member or manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as a manager of the Company.

FOURTH:        The existence of the Company is to be perpetual.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of New Electronic Printing Systems, LLC this 7th day of October, 2002.

By:	/s/ Suzanne M. Hoffman
Suzanne M. Hoffman, an authorized person

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/09/2002
020627795 - 3578268